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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                              For further information contact:

                              John Schoen             Jack Seller
                              COO/CFO                 Public Relations
                              PCTEL, Inc.             PCTEL, Inc.
                              (773) 243-3000          (773) 243-3016
                              john_schoen@pctel.com   jack_seller@pctel.com



    PCTEL ANNOUNCES ADDITIONAL INFORMATION ON SALE OF HSP MODEM PRODUCT LINE


CHICAGO, IL - JULY 11, 2003 - PCTEL, Inc. (Nasdaq: PCTI), a leading provider of Wi-Fi and cellular mobility software, software-defined radio products and access technology, announced today additional information regarding the impact of the HSP modem product divestiture on cash, stock options, and outstanding shares.

"We have received many questions from investors regarding the status of the buyback program, the number of options impacted by the modem product division divestiture, and our cash balance," remarked Marty Singer, PCTEL's Chairman and CEO. "We cannot respond to these questions individually for regulatory reasons and we are not releasing our financials until July 29, 2003. We thought it would be best to disclose to all shareholders via a press release the important data regarding our cash, option, and share positions. We also hope that this will simplify the discussion on our financials during our quarterly conference call on July 29th," added Singer.

During the second quarter ending June 30, 2003, PCTEL sold its HSP modem product line to Conexant Systems, Inc. (Nasdaq: CNXT) for cash, ongoing royalties, and more than 40 U.S. patents and patent applications. As a result of this transaction, 30 employees transferred to Conexant and a similar number were offered severance packages. Those employees have a limited amount of time to exercise their vested options and their unvested options will be cancelled.

On June 30, 2003, subsequent to the completion of the sale of the HSP modem product line, PCTEL had cash and cash equivalents of approximately $112 million, up $11 million from March 31, 2003. The cash position was positively impacted by both the initial cash received from the modem product divestiture and employee stock options exercised during the quarter. 4.1 million employee stock options were outstanding on June 30, 2003. Of the 4.1 million options, 1.1 million were vested and in the money on June 30, 2003. The company projects that an additional 0.3 million unvested options will be cancelled by the end of the year as employees

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in transition leave the company as a result of the HSP modem product divestiture. Total shares of common stock outstanding as of June 30, 2003 were approximately 19.9 million.

Shareholders will recall that the company instituted two share buyback programs during the past 11 months. As of June 30, 2003, the company has repurchased
1.281 million out of the 2.0 million shares authorized by the Board of Directors under these two buyback programs. During the quarter ended June 30, 2003, 20,000 shares were repurchased under these programs.


About PCTEL

PCTEL, founded in March 1994, is a leading provider of Wi-Fi and cellular mobility software, software-defined radio products and access technology. PCTEL's products include WLAN software products (Segue(TM) Product Line) that simplify installation, roaming, Internet access and billing. Through its subsidiary, DTI, the company designs, develops and distributes OEM receivers and receiver-based products that measure and monitor cellular networks. The company maintains a portfolio of more than 120 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold or licensed to PC manufacturers, PC card and board manufacturers, wireless carriers, wireless ISPs, software distributors, wireless test and measurement companies, and system integrators. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.


PCTEL SAFE HARBOR


This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to stock options expected to expire unexercised by the end of 2003 based on employee departures. These statements are based on PCTEL's current expectations and may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, the implementation of the company's planned transition plan for employees following the completion of its transaction with Conexant Systems; and the company's ability to manage employee growth and attrition consistent with its annual business plan. The risks and uncertainties in the company's business, including but not limited to those detailed from time to time in PCTEL's Securities and Exchange Commission filings, can affect results. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statements, whether as a result of new information, future events or otherwise.





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